EXHIBIT 99.1

STRATA Skin Sciences Announces Appointment of LuAnn Via as Chairperson of the Board

Horsham, PA, December 20, 2017 — STRATA Skin Sciences, Inc. ("STRATA") (NASDAQ: SSKN), today announced that effective immediately LuAnn Via, current Board member and Chair of the Compensation Committee of the Board, has been unanimously appointed as Chairperson of the Board.  The Board made the appointment after Jeffrey O'Donnell, Sr. informed the Board that, because of the growing needs of his other commitments, he could no longer devote the time and energy as required by the position of Chairman, but that he would continue to serve as a Board member.

Mr. O'Donnell stated, "I and the entire STRATA Board have been so impressed with LuAnn's leadership and experience.  Her skill sets will be invaluable as STRATA seeks to enhance its position in the therapeutic and aesthetic dermatology market. I look forward to collaborating with LuAnn, as well as the entire STRATA Board and management team, as we seek to build value for all of our stockholders."

"STRATA Skin Sciences has made significant progress in developing its products and expanding its product offerings," said Ms. Via. "I am delighted to assume the role of Chairperson and look forward to working with the team in its continuing efforts to develop, commercialize and market innovative products for the treatment of dermatologic conditions.  On behalf of the STRATA Board, I want to thank Jeff O'Donnell for his longstanding service as our Chairman."

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions.  Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; the STRATAPEN™ MicroSystem, marketed specifically for the intended use of micropigmentation; and Nordlys, a multi-technology aesthetic laser device.

Trademarks
Ellipse and Nordlys are trademarks of Ellipse S/A, Horsholm, Denmark.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the development of the Company's products and additional product offerings, the Company's ability to enhance its position in the therapeutic and aesthetic dermatology market, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Frank McCaney, Chief Executive Officer	Bob Yedid, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	646-597-6989
fmccaney@strataskin.com	Bob@LifeSciAdvisors.com